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                                                                   Exhibit 12-B
                                                                   Page 1 of 2

           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)

                                                    Twelve Months Ended December 31,
                               -----------------------------------------------------

                                  1999             1998             1997             1996            1995
                               ----------       ----------       ----------       ----------      -------

OPERATING REVENUES             $2,018,209       $2,069,648       $2,093,972       $2,057,918      $2,035,928
                                ---------        ---------        ---------        ---------       ---------

OPERATING EXPENSES              1,652,420        1,607,589        1,658,382        1,729,532       1,653,387
  Interest portion

   of rentals (A)                  14,920           11,838           10,614           10,666          12,354
                                ---------        ---------        ---------        ---------       ---------
    Net expense                 1,637,500        1,595,751        1,647,768        1,718,866       1,641,033
                                ---------        ---------        ---------        ---------       ---------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds
   used during

   construction                     1,775            2,424            2,319            6,647           7,824
  Other income, net                12,461           13,227            1,919            7,202          14,889
                                ---------        ---------        ---------        ---------       ---------
    Total other income

     and deductions                14,236           15,651            4,238           13,849          22,713
                                ---------        ---------        ---------        ---------       ---------

EARNINGS AVAILABLE FOR FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS
 (excluding taxes
  based on income)             $  394,945       $  489,548       $  450,442       $  352,901      $  417,608
                                =========        =========        =========        =========       =========

FIXED CHARGES:
  Interest on funded

   indebtedness                $   95,325       $   95,361       $  100,706       $   89,648      $   92,602
  Other interest (B)               11,350           14,829           14,992           21,847          16,337
  Interest portion
   of rentals (A)                  14,920           11,838           10,614           10,666          12,354
                                ---------        ---------        ---------        ---------       ---------
    Total fixed

     charges                   $  121,595       $  122,028       $  126,312       $  122,161      $  121,293
                                =========        =========        =========        =========       =========

RATIO OF EARNINGS
 TO FIXED CHARGES                    3.25             4.01             3.57             2.89            3.44
                                     ====             ====             ====             ====            ====

Preferred stock

 dividend requirement               8,670           10,065           11,376           13,072          14,457
Ratio of income before
 provision for
 income taxes to
 net income (C)                    158.6%           165.2%           152.9%           147.6%          148.8%
Preferred stock
 dividend requirement

 on a pretax basis                 13,751           16,627           17,394           19,294          21,512
Fixed charges, as above           121,595          122,028          126,312          122,161         121,293
                                ---------        ---------        ---------        ---------       ---------
  Total fixed charges
   and preferred

   stock dividends             $  135,346       $  138,655       $  143,706       $  141,455      $  142,805
                                =========        =========        =========        =========       =========

RATIO OF EARNINGS
 TO COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS                     2.92             3.53             3.13             2.50            2.92
                                     ====             ====             ====             ====            ====

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                                                                   Exhibit 12-B
                                                                    Page 2 of 2

           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)

Notes:


(A) JCP&L has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $10,700, $10,700, $10,700 and $10,700 for the years 1999,
       1998, 1997 and 1996, respectively.

(C) Represents income before provision for income taxes divided by net income as follows:

                                                    Twelve Months Ended December 31,
                               -----------------------------------------------------

                                  1999             1998             1997             1996            1995
                               ----------       ----------       ----------       ----------      -------
Income before provision

 for income taxes               $273,350         $367,520         $324,130         $230,740        $296,315

Net Income                       172,380          222,442          212,014          156,303         199,089

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